                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 3)(1)

                       DiamondCluster International, Inc.
                                (Name of Issuer)

                      Class A Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   25278P 10 6
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[       ]        Rule 13d-1(b)

[       ]        Rule 13d-1(c)

[   X   ]        Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 25278P 10 6


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Scientifics, Inc. 23-1609753

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)      [ X ]
                                                                 (b)      [   ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                    0

         6.       SHARED VOTING POWER                  0

         7.       SOLE DISPOSITIVE POWER               0

         8.       SHARED DISPOSITIVE POWER             0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON*

         CO

CUSIP NO. 25278P 10 6


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Scientifics (Delaware), Inc. 51-0291171

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)      [ X ]
                                                                 (b)      [   ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                    0

         6.       SHARED VOTING POWER                  0

         7.       SOLE DISPOSITIVE POWER               0

         8.       SHARED DISPOSITIVE POWER             0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON*

         CO

CUSIP NO. 25278P 10 6


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Safeguard Delaware, Inc. 52-2081181

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)      [ X ]
                                                                 (b)      [   ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

         5.       SOLE VOTING POWER                    0

         6.       SHARED VOTING POWER                  0

         7.       SOLE DISPOSITIVE POWER               0

         8.       SHARED DISPOSITIVE POWER             0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON*

         CO

Item 1 (a)        Name of Issuer:

DiamondCluster International, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

875 North Michigan, Suite 3000
Chicago, IL 60611

Item 2 (a)        Name of Person Filing:

(1)      Safeguard Scientifics, Inc.
(2)      Safeguard Scientifics (Delaware), Inc.
(3)      Safeguard Delaware, Inc.

Item 2 (b)        Address of Principal Business Office:

(1)      800 The Safeguard Building
         435 Devon Park Drive
         Wayne, PA 19087-1945

(2)      103 Springer Building
         3411 Silverside Road
         Wilmington, DE 19803

(3)      103 Springer Building
         3411 Silverside Road
         Wilmington, DE 19803

Item 2 (c)        Citizenship:

(1)      Pennsylvania
(2)      Delaware
(3)      Delaware

Item 2 (d)        Title of Class of Securities:

Class A Common Stock, $.001 par value per share

Item 2 (e)        CUSIP Number:

25278P 10 6

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a :

                  (a)   [ ]   Broker or dealer registered under Section 15
                              of the Exchange Act;

                  (b)   [ ]   Bank as defined in Section 3(a)(6) of the
                              Exchange Act;

                  (c)   [ ]   Insurance Company as defined in Section 3(a)(19)
                              of the Exchange Act;

                  (d)   [ ]   Investment Company registered under Section 8 of
                              the Investment Company Act of 1940;

                  (e)   [ ]   An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(F);

                  (f)   [ ]   An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)   [ ]   A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h)   [ ]   A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i)   [ ]   A church plan that is excluded from the
                              definition of an investment company under
                              Section 3(c)(14) of the Investment Company Act;

                  (i)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Not applicable

Item 4            Ownership:

(a)      Amount Beneficially Owned:

         0

(b)      Percent of Class:

         0%

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

                  0

         (ii)     shared power to vote or to direct the vote:

                  0

         (iii)    sole power to dispose or to direct the disposition of:

                  0

         (iv)     shared power to dispose or to direct the disposition of:

                  0

Item 5            Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ x ]

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable

Item 8            Identification and Classification of Members of the Group:

Safeguard Scientifics (Delaware), Inc., Safeguard Delaware, Inc., and Safeguard Scientifics, Inc. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Item 9            Notice of Dissolution of Group:

Not applicable.

Item 10  Certification:

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(k)(1)(iii), that this statement is being filed jointly on behalf on each of the Reporting Persons herein.


                                          SAFEGUARD SCIENTIFICS, INC.

                                          By:      /s/ N. Jeffrey Klauder
                                             ----------------------------
                                                   N. Jeffrey Klauder
                                                   Executive Vice President and
                                                   General Counsel
Dated:   March 5, 2001


                                          SAFEGUARD SCIENTIFICS (DELAWARE), INC.

                                          By:      /s/ N. Jeffrey Klauder
                                             ----------------------------
                                                     N. Jeffrey Klauder
                                                     Vice President
Dated:   March 5, 2001


                                          SAFEGUARD DELAWARE, INC.

                                          By:      /s/ N. Jeffrey Klauder
                                             ----------------------------
                                                   N. Jeffrey Klauder
                                                   Vice President
Dated:   March 5, 2001